Exhibit 99.B(i)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus in Post-Effective Amendment Number 120 to the Registration Statement (Form N-1A, No. 33-8982) of The Victory Portfolios, and to the incorporation by reference of our reports, dated August 25, 2014, on the financial statements and financial highlights of Munder Bond Fund, Munder Emerging Markets Small-Cap Fund, Munder Growth Opportunities Fund, Munder Index 500 Fund, Munder Integrity Mid-Cap Value Fund, Munder Integrity Small/Mid-Cap Value Fund, Munder International Fund — Core Equity, Munder International Small-Cap Fund, Munder Micro-Cap Equity Fund, Munder Mid-Cap Core Growth Fund, and Munder Veracity Small-Cap Value Fund, included in the Annual Reports to Shareholders for the fiscal year ended June 30, 2014.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 9, 2014